EXHIBIT 99.1

Terra Tech Reports First Quarter 2017 Results

Company Sees Revenue Growth of 340% to $6.8 Million

IRVINE, CA – May 11, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its first quarter 2017 financial results for the period ended March 31, 2017.

Derek Peterson, Chief Executive Officer of Terra Tech Corp., commented, “We are pleased to see the impact of our expansion strategy to open cannabis dispensaries in core target markets drive strong sales in the first quarter. We also reported higher sales of our wholesale IVXX-branded cannabis products as a result of its improved brand recognition coupled with expanded distribution channels. Total first quarter revenues were $6.8 million, representing a 340% increase over the prior year period and we are on track to meet our revenue guidance of $38 – $40 million for 2017.”

“This quarter saw the opening of our fourth Nevada-based Blüm dispensary, located in Reno. This location benefits from limited local competition and we are pleased to record excellent initial sales from Blüm, Reno, which was our best-performing dispensary in the quarter. We consider Nevada to be a major growth opportunity for the Company and are proud to have established a strong presence in the State of Nevada, across both Reno and Las Vegas. This week, the Nevada Tax Commission adopted temporary regulations to allow the state to issue recreational marijuana licenses as early as July 1, which should pave the wave for Terra Tech to break into the recreational market in the second half of 2017. This is a source of great excitement for us.”

“Looking ahead, we also remain focused on driving our expansion in the State of California, a major economy with a progressive attitude toward the cannabis sector. To support this strategic goal, we made rapid progress in the first quarter building out a new cultivation facility in Oakland, California, as well as designing both a dispensary and cutting edge production facility in San Leandro, California. We hope to have completed these projects by the end of the year. This was a strong start to the year and we are confident that our strategic growth plan, coupled with ongoing market acceptance of cannabis, will drive Terra Tech’s growth in 2017 and beyond.”

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Financial Update:

•	Total revenues generated for the quarter ended March 31, 2017 increased 340% to approximately $6.8 million, compared to $1.5 million in the same period in 2016. The increase in first quarter revenues was primarily attributable to sales from the Blüm dispensary in Oakland, California, sales from the Company’s four Nevada-based Blüm Dispensaries and sales of IVXX cannabis products. This was partially offset by a decrease in Edible Garden sales due to the expiration of the Company’s contract with a grower of floral products.

•	Gross profits for the three months ended March 31, 2017 were approximately $359,000, an increase of approximately $225,000 compared with the prior year period. Gross margin for the first quarter of 2017 amounted to approximately 5%, compared to a gross margin of approximately 9% for the first quarter of 2016. Margins were impacted by increased spending on the development of new forms of extracted cannabis products and the refinement of Terra Tech’s propriety recipe of extraction.

•	Selling, general and administrative expenses for the first quarter of 2017 amounted to approximately $6.4 million, compared to approximately $2.0 million for the first quarter of 2016. The increase was primarily due to an increase in salaries due to new hires associated with the Blüm dispensaries. Other expenses include an increase in consultants’ fees in connection with the Nevada business and an increase in amortization expense due to intangible assets acquired in the Black Oak Gallery acquisition.

•	We realized an operating loss of approximately $6.0 million for the first quarter of 2017, compared to an operating loss of approximately $1.9 million for the first quarter of 2016.

•	The net loss for the quarter ended March 31, 2017 was approximately $10.1 million or $0.02 per share compared to a loss of approximately $4.1 million or $0.01 per share for the first quarter of 2016.

•	Stockholders’ equity for the first quarter of 2017 amounted to approximately $49.8 million, compared to approximately $52.2 million as of December 31, 2016.

•	Short-term debt as of March 31, 2017 amounted to approximately $505,000, compared with approximately $564,000 as of December 31, 2016. Long term debt increased from $1.4 million to $1.7 million during the first three months of 2017, due to additional borrowings used for working capital and capital expenditures.

Business Update:

•	Cannabis Segment Updates:
	•	Opened Blüm, Reno cannabis dispensary to the public on January 2nd, followed by Grand Opening on January 12th.

	•	Completed demolition work and design work for both a dispensary and cutting edge production facility, in addition to a community meeting space, for a dispensary and production facility under construction in San Leandro, California.

	•	Commenced construction of a new cultivation facility in Oakland, California.

•	Edible Garden Updates:
	•	Increased distribution of our Organic Superleaf line at our Northeast supermarkets.

	•	Increased our organic line of products by adding Organic butter head lettuce.

	•	Continue to implement new technology to improve efficiencies, production and margins.

•	Miscellaneous Operational Updates:
	•	Derek Peterson, CEO, participated as a panelist at the California Cannabis Industry Association's (CCIA) 2nd Annual Policy Conference on March 7th, 2017, and MJIC Media's 3rd Annual Spring Cannabis Business Expo on March 8th, 2017.

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Conference Call

The company will also host a conference call today, Thursday, May 11, 2017 at 9:00 AM Eastern to discuss its financial results and the outlook for 2017.

Dial-In Number: 1-857-232-0157

Access Code: 422095

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc

An archived version of the webcast will also be available on the investor relations section of the company's website.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

Tables to Follow

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Unaudited)

ASSETS
Current Assets:
Cash	$10,252,700	$9,749,572
Accounts Receivable	419,282	747,792
Inventory	2,117,857	1,909,330
Prepaid Expenses	1,860,612	704,721
Total Current Assets	14,650,451	13,111,415

Property, Equipment and Leasehold Improvements, Net	10,525,431	10,464,764
Intangible Assets, Net	23,197,573	23,627,098
Goodwill	28,921,260	28,921,260
Other Assets	282,987	54,193

TOTAL ASSETS	$77,577,702	$76,178,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current Liabilities:
Accounts Payable and Accrued Expenses	$3,692,329	$2,417,400
Derivative Liabilities	4,848,600	6,987,000
Short-Term Debt	505,000	564,324
Income Taxes Payable	615,830	615,830
Contingent Consideration	16,434,620	12,085,859
Total Current Liabilities	26,096,379	22,670,413

Long-Term Liabilities:
Long-Term Debt	1,706,378	1,354,352
Total Long-Term Liabilities	1,706,378	1,354,352
Total Liabilities	27,802,757	24,024,765

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred Stock, Convertible Series A, Par Value $0.001: 100 Shares Authorized as of March 31, 2017 and December 31, 2016; 100 Shares Issued and Outstanding as of March 31, 2017 and December 31, 2016	–	–
Preferred Stock, Convertible Series B, Par Value $0.001: 49,999,900 Shares Authorized as of March 31, 2017 and December 31, 2016; 37,425,953 Shares Issued and Outstanding as of March 31, 2017; 36,825,953 Shares Issued and Outstanding as of December 31, 2016	37,426	36,826
Common Stock, Par Value $0.001: 990,000,000 Shares Authorized as of March 31, 2017 and December 31, 2016; 577,022,942 Shares Issued and Outstanding as of March 31, 2017; 553,863,812 Shares Issued and Outstanding as of December 31, 2016	577,023	553,864
Additional Paid-In Capital	133,004,724	124,915,182
Accumulated Deficit	(82,982,987)	(72,870,999)

Total Terra Tech Corp. Stockholders’ Equity	50,636,186	52,634,873
Non-Controlling Interest	(861,241)	(480,908)
Total Stockholders’ Equity	49,774,945	52,153,965

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$77,577,702	$76,178,730

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TERRA TECH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016

Total Revenues	$6,824,456	$1,548,167
Cost of Goods Sold	6,465,393	1,414,193

Gross Profit	359,063	133,974

Selling, General and Administrative Expenses	6,386,300	2,046,348

Loss from Operations	(6,027,237)	(1,912,374)

Other Income (Expense):
Amortization of Debt Discount	(610,616)	(94,406)
Loss on Extinguishment of Debt	(1,039,458)	(920,797)
Gain (Loss) on Fair Market Valuation of Derivatives	1,610,750	(1,160,700)
Interest Expense	(157,833)	(55,995)
Loss on Fair Market Valuation of Contingent Consideration	(4,348,761)	–

Total Other Income (Expense)	(4,545,918)	(2,231,898)

Loss Before Provision for Income Taxes	(10,573,155)	(4,144,272)
Provision for Income Taxes	–	–

Net Loss	(10,573,155)	(4,144,272)
Net Loss Attributable to Non-Controlling Interest	461,167	18,208

NET LOSS ATTRIBUTABLE TO TERRA TECH CORP.	$(10,111,988)	$(4,126,064)

Net Loss Per Common Share Attributable to Terra Tech Corp. Common Stockholders – Basic and Diluted	$(0.02)	$(0.01)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	567,271,642	326,500,982

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